                                                                   EXHIBIT 10.11


                             VICINITY CORPORATION

                AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENTS


          In connection with the grant to Scott Young ("Optionee") of an Incentive Stock Option to purchase 240,000 shares of Common Stock (the "Shares") of Vicinity Corporation, a California corporation (the "Company"), as evidenced by those Incentive Stock Option Agreements dated August 1, 1996, November 25, 1996, October 15, 1997 and April 15, 1998 (the "Option Agreements"), the Company and Optionee hereby agree to amend the Option Agreements as follows:

          (i) The section entitled "Vesting Schedule", on page one of the Option Agreements, is hereby amended to add the following new paragraph at the end of this section:

          "In the event the Company enters into a transaction or series of related transactions in which (i) the Company consolidates or merges with any other corporation or business entity, after which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock or other equity interests representing a majority of the voting power of the surviving corporation or business entity or (ii) all or substantially all of the assets or capital stock of the Company are sold, then a number of Shares subject to this Option shall immediately vest and/or be released from the Company's repurchase option, as set forth in the Restricted Stock Purchase Agreement ("Accelerated Vesting"), such that the total number of Shares vested and/or released from the Company's repurchase option granted to Optionee under this Agreement or other Stock Option Agreements in the past or future equals 125,000 shares (as adjusted for any combinations, splits, and the like with respect to such shares). For the purposes of such Accelerated Vesting, earlier granted Options shall be subject to Accelerated Vesting before later granted Options. In the event such Accelerated Vesting affects pooling or affects the Company's ability to enter into a transaction described in (i) or (ii) above, then the Options subject to Accelerated Vesting shall not vest and/or be released from the Company's repurchase option; and in such event, Optionee shall receive a cash bonus equal to the market price of a Share upon the closing of a transaction set forth in
(i) or (ii) above minus the exercise price of an Option multiplied by the number of Shares that would have been subject to Accelerated Vesting (Bonus = (Market Price - Exercise Price) * Number of Shares). In the event a cash bonus is paid to Optionee, the number of Options granted to Optionee under all Stock Option Agreements shall be reduced by a number equal the number of Shares used to calculate the cash bonus. All remaining Options shall be subject to the terms and conditions of the applicable Stock Option Plan. In the event the Company enters into a transaction set forth in (i) or (ii) above, Optionee shall have the right to elect either the Accelerated Vesting set forth in this paragraph or accelerated vesting under any similar provisions set forth in the applicable Stock Option Plan."

          (ii) All other terms, conditions and representations in the Option Agreements shall remain unaltered by this Amendment.

          IN WITNESS WHEREOF, the undersigned parties have executed this Amendment to Incentive Stock Option Agreements effective as of August 19, 1998.

                                             VICINITY CORPORATION
                                             a California corporation



                                             By: /s/ Scott Young
                                                 ___________________________

                                             Title: ________________________


                                             _______________________________
                                             Scott Young